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                                                                  Exhibit 12 (a)
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

                     GENERAL ELECTRIC CAPITAL SERVICES, INC.

                           AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges

                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 1999          1998         1997         1996          1995
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   4,443     $   3,796    $   3,256    $   2,817     $   2,415
 Provision for income taxes ......................      1,653         1,364        1,166        1,231         1,105
 Minority interest ...............................        186           148          121          167           140
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest ......................................      6,282         5,308        4,543        4,215         3,660
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................      9,607         9,122        7,762        7,402         6,731
   One-third of rentals ..........................        356           296          245          182           175
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges .............................      9,963         9,418        8,007        7,584         6,906
 Less interest capitalized, net of amortization ..        (87)          (88)         (52)         (41)          (21)
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
   interest, plus fixed charges ..................   $ 16,158      $ 14,638     $ 12,498     $ 11,758      $ 10,545
                                                    ============  ===========  ============ ============  ===========
 Ratio of earnings to fixed charges ..............       1.62         1.55          1.56         1.55         1.53
                                                    ============  ===========  ============ ============  ===========

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